Exhibit 99.1

FOR IMMEDIATE RELEASE

NATURE’S SUNSHINE PRODUCTS ANNOUNCES

ANNUAL MEETING DATE

LEHI, UTAH, February 1, 2013 — Nature’s Sunshine Products, Inc. (NASDAQ:NATR), a leading natural health and wellness company, today announced that the 2013 Annual Meeting of shareholders will be held on Wednesday, May 8, 2013, at the Company’s principal executive offices located at 2500 West Executive Parkway, Suite 100, Lehi, Utah.  Shareholders of record as of the close of business on March 19, 2013, will be entitled to vote at the meeting.  The exact time and other details of the meeting will be announced in the definitive proxy statement, which will be sent to shareholders prior to the 2013 Annual Meeting.

The Company further announced that the deadline for the receipt of shareholder proposals for inclusion in the Company’s proxy statement, and for nominations for directors, for the 2013 Annual Meeting is March 8, 2013.  In order to be brought before the 2013 Annual Meeting, any such proposals must be received by the Corporate Secretary at the Company’s principal executive offices no later than that date.  Such proposals must comply in all respects with the requirements contained in the Company’s bylaws and in Rule 14a-8 under the Securities and Exchange Act of 1934, as amended, to be considered a proper proposal or nomination.

About Nature’s Sunshine Products

Nature’s Sunshine Products (NASDAQ:NATR), a leading natural health and wellness company, markets and distributes nutritional and personal care products through a global direct sales force of over 600,000 independent distributors in more than 40 countries.  Nature’s Sunshine manufactures its products through its own state-of-the-art facilities to ensure its products continue to set the standard for the highest quality, safety and efficacy on the market today. The Company has two reportable business segments that operate under the Nature’s Sunshine Products brand and are divided based on their geographic operations in the United States (NSP United States) and in countries outside the United States (NSP International), as well as a third reportable business segment operates globally under the Synergy WorldWide brand. The Company also supports health and wellness for children around the world through its partnership with the Little Heroes Foundation.  Additional information about the Company can be obtained at its website, www.natr.com.

Cautionary Statement Regarding Forward-Looking Statements

In addition to historical information, this release contains forward-looking statements. Nature’s Sunshine may, from time to time, make written or oral forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Such statements encompass Nature’s Sunshine’s beliefs, expectations, hopes, or intentions regarding future events.  Words such as “expects,” “intends,” “believes,” “anticipates,” “should,” “likely,” and similar expressions identify forward-looking statements.  All forward-looking statements included in this release are made as of the date hereof and are based on information available to the Company as of such date. Nature’s Sunshine assumes no obligation to update any forward-looking statement.  Actual results will vary, and may vary materially, from those anticipated, estimated, projected or expected for a number of reasons, including, among others: further  reviews  of the Company’s financial statements by the Company and its Audit Committee; modification of the Company’s accounting practices; foreign business risks; industry cyclicality; fluctuations in customer demand and order pattern; changes in pricing and general economic conditions; as well as other risks detailed in the Company’s previous filings with the SEC.

Contact:

Stephen M. Bunker

Chief Financial Officer

Nature’s Sunshine Products, Inc.

2500 West Executive Parkway, Suite 100

Lehi, Utah 84043

(801) 341-7303